Exhibit 99.1

Atossa Genetics, Inc. Prices Underwritten Public Offering of 1,150,000 Common Shares

SEATTLE, WA — (Marketwired) — 08/31/16 — Atossa Genetics, Inc. (NASDAQ: ATOS), today announced the pricing of an underwritten public offering of 1,150,000 shares of its common stock at a price to the public of $2.50 per share. The gross proceeds to Atossa Genetics, Inc., from this offering are expected to be approximately $2,875,000, before deducting underwriting discounts and commissions and other estimated offering expenses. Atossa Genetics, Inc. has granted the underwriters a 45-day option to purchase up to an additional 172,500 shares of common stock to cover over-allotments, if any. The offering is expected to close on September 6, 2016, subject to customary closing conditions.

Aegis Capital Corp. is acting as the sole book-running manager for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and became effective on November 29, 2013.

This offering is being made pursuant to an effective shelf registration statement (No. 333-192390) previously filed with the U.S. Securities and Exchange Commission (the "SEC"). A preliminary prospectus supplement and accompanying prospectus describing the terms of the proposed offering has been filed with the SEC and is available on the SEC's website located at http://www.sec.gov. Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that Atossa Genetics, Inc. has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about Atossa Genetics, Inc. and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Atossa Genetics

Atossa Genetics, Inc. is a clinical-stage pharmaceutical company developing novel therapeutics and delivery methods to treat breast cancer and other breast conditions. For more information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release, which Atossa undertakes no obligation to update, are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with completion of the offering, actions and inactions by the FDA, the outcome or timing of regulatory approvals needed by Atossa, lower than anticipated rate of patient enrollment, results of clinical studies and timing of publication of those results, the safety and efficacy of Atossa's products and services, performance of clinical research organizations and investigators, obstacles resulting from proprietary rights held by others with respect to Fulvestrant, such as patent rights, and other risks detailed from time to time in Atossa's filings with the Securities and Exchange Commission, including without limitation its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time.

Atossa Genetics Company Contact:

Atossa Genetics, Inc.
Kyle Guse
CFO and General Counsel
(O) 800-351-3902
kyle.guse@atossagenetics.com

Investor Relations Contact:

Scott Gordon
CorProminence LLC
377 Oak Street
Concourse 2
Garden City, NY 11530
Office: 516.222.2560
scottg@corprominence.com